EXHIBIT 3.2


                                               State of Delaware
                                               Secretary of State
                                             Division of Corporations
                                           Delivered 02:28 PM 04/15/2003
                                             Filed 02:28 PM 04/15/2003
                                           SEV 030247779 - 3564240 FILE



                            CERTIFICATE OF AMENDMENT
                                       OF
                           CERTIFICATE OF INCORPORATION

FIRST: That at a meeting of the Board of Directors of BROOK INDUSTRIES CORPORATION resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said for considerations thereof, The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

"The name of the corporation is Oriental Automotive Parts Development (China) Co., Ltd."

Additionally, by changing the Article thereof number "FOURTH" so that, as amended, said Article shall be and read as follows:

"The total number of shares of stock which the corporation shall have authority to issue is 100,000,000, consisting of 80,000,000 shares of common stock having a par value of $.1, and 20,000,000 shares of preferred stock having a par value of $.1."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said BROOK INDUSTRIES CORPORATION has caused this certificate to be signed by:

        Hong Wei Zhang, its President,
and     Hong Bai, its Secretary,

this 10th day of April, A.D. 2003.

By:  /s/ Hong Wei Zhang
    ------------------------
    Hong Wei Zhang, President

By: /s/ Hong Bai
   -------------------------
    Hong Bai, Secretary